Exhibit 99.2

Anthera Pharmaceuticals Announces Pricing of Public Offering of Common Stock

HAYWARD, Calif., March 18, 2015 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today announced the pricing of an underwritten public offering of 5,555,556 shares of its common stock, offered at a price of $4.50 per share. The Company estimates that the gross proceeds from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Anthera, will be $25 million. The offering is expected to close on or about March 23, 2015, subject to customary closing conditions. In addition, Anthera has granted the underwriters a 30-day option to purchase up to an additional 833,333 shares of common stock to cover over-allotments, if any. The Company intends to use the net proceeds from the offering for Clinical research and development and Clinical development and general corporate purposes.

Piper Jaffray & Co. is acting as sole underwriter in the offering. The Trout Group, LLC has acted as advisor to the Company.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, at 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on advancing the development and commercialization of innovative medicines that benefit patients with unmet medical needs.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about Anthera’s expectations with respect to its public offering, including statements about the completion, timing and size of the offering, the expected gross proceeds from the offering and Anthera’s anticipated use of proceeds from the offering. Such statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2014. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598. SOURCE Anthera Pharmaceuticals, Inc.